Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople, SVP Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Announces Second Quarter 2012 Results

Board Declares Third Quarter Dividend on Common Shares of $0.15

Highlights

•	Lease rental revenue of $153.6 million and EBITDA[1] of $146.8 million

•	Net income of $16.3 million, or $0.23 per diluted common share

•	Adjusted net income[1] of $25.8 million, or $0.36 per diluted common share

•	Invested $490 million to date in 2012 and signed commitments for more than $200 million in additional aircraft investments

•	Issued $800 million of unsecured notes and repaid Term Financing No. 1, increasing our unencumbered asset base to $2.0 billion

•	Fleet utilization was 98% while our aircraft portfolio yield remained at 14%

•	25th consecutive quarterly dividend declared by Aircastle’s Board of Directors

Stamford, CT. August 2, 2012 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported second quarter 2012 net income of $16.3 million, or $0.23 per diluted common share, and adjusted net income of $25.8 million, or $0.36 per diluted common share. The second quarter results included lease rental revenues of $153.6 million versus $143.4 million in the second quarter of 2011.

Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated: “We are executing our business plan effectively. During the second quarter, we were very successful in acquiring attractive investments as shrinking bank market capacity is making it more difficult for many of our competitors to source financing. At the same time and in conjunction with the issuance of $800 million in unsecured notes, we increased our unencumbered asset base to $2.0 billion, or 42% of our fleet, enhancing our profile with capital markets investors. Operationally, we are continuing to manage our portfolio well and have made good progress with lease placements despite challenging market conditions.”

1.	Refer to Supplemental Financial Information accompanying this press release for a reconciliation of GAAP to non-GAAP numbers.

Second Quarter Results

Lease rental revenues for the second quarter were $153.6 million, up $10.3 million, or 7%, year over year, due primarily to an increase of $27.0 million from aircraft acquisitions, partially offset by lower revenues from aircraft sold of $8.5 million and lease extensions, transitions and terminations of $8.2 million.

Total revenues for the second quarter were $172.2 million, an increase of $23.3 million, or 16%, versus the previous year. This increase primarily reflects higher lease rental revenue as discussed above, as well as $5.4 million of higher maintenance revenues and $5.1 million of lower amortization of net lease premiums, discounts and incentives.

Following Cimber Sterling’s bankruptcy in May, we repossessed three aircraft. In the second quarter, we recorded $7.7 million of maintenance revenue and reversed $6.9 million of lease incentive amortization for work we had anticipated being completed prior to the return of these aircraft that was not performed. These aircraft have all been successfully placed with new lessees.

EBITDA for the second quarter was $146.8 million, up $4.5 million, or 3%, from the second quarter of 2011, as higher lease rental revenues of $10.3 million and higher maintenance and other revenues totaling $8.0 million were partially offset by lower gains from the sale of aircraft of $7.4 million, higher aircraft impairment charges of $4.9 million and higher maintenance expenses of $1.9 million.

During the second quarter, we recorded a $2.9 million gain reflecting an insurance settlement associated with a Boeing 767-300ER that had been leased to LOT Polish Airlines. Additionally, after evaluating future revenues and higher than expected aircraft-specific maintenance costs relating to one Boeing 767-300ER, which came off lease during the quarter, we recorded an impairment charge of $8.0 million. This was partially offset by maintenance and other revenue of $2.4 million. We also sold one Boeing 757-200 during the quarter which resulted in an impairment charge of $2.1 million.

Net income for the second quarter was $16.3 million, down $7.0 million, or 30%, as the $23.3 million increase in total revenues was offset by higher interest, net of $8.2 million, higher depreciation of $8.5 million, lower gains on the sale of flight equipment of $7.4 million and higher aircraft impairment charges of $4.9 million.

Adjusted net income for the quarter was $25.8 million, down $6.4 million year over year, and reflects higher total revenues of $23.3 million offset by higher depreciation of $8.5 million, higher adjusted interest expense of $7.4 million, lower gains on sale of flight equipment of $7.4 million, higher aircraft impairment charges of $4.9 million and higher maintenance costs of $1.9 million.

Aviation Assets

Thus far in 2012, we have invested $490 million in aircraft and aircraft-secured debt investments consisting of 14 aircraft and one secured loan. More than $400 million of these investments were completed during the second quarter. In addition, we have entered into commitments to acquire more than $200 million in aircraft which we expect to close during the second half of 2012.

With respect to aircraft sales, during the second quarter we disposed of two aircraft: the Boeing 767-300ER leased to LOT Polish Airlines as mentioned above, and one Boeing 757-200 aircraft that had been scheduled to come off lease later this year and that we sold to the lessee.

As of June 30, 2012, Aircastle owned 155 aircraft having a net book value of $4.7 billion. Of these, 67 aircraft with a net book value of $2.0 billion are unencumbered.

Owned Aircraft as of June 30, 2012(A)
129 Passenger Aircraft	70%
26 Freighter Aircraft	30%
Number of Lessees	67
Number of Countries	36
Weighted Average Remaining Lease Term (years)(B)	4.9
Weighted Average Fleet Utilization during the three months ended June 30, 2012(C)	98%

Portfolio Yield for the Second Quarter 2012(D)	14%

(A)	Percentages calculated using net book value of flight equipment held for lease and net investment in finance leases as of June 30, 2012.
(B)	Weighted average remaining lease term (years) by net book value.
(C)	Aircraft on-lease days as a percent of total days in period weighted by net book value, excluding aircraft in freighter conversion.
(D)	Lease rental revenue for the period as a percent of average net book value of flight equipment held for lease for the period; quarterly information is annualized.

Financing Update

In April 2012, we closed an $800 million unsecured notes offering, consisting of $500 million of 6.75% senior notes due 2017 and $300 million of 7.625% senior notes due in 2020, both of which were issued at par. Aircastle used the net proceeds from the offering to repay outstanding indebtedness under its Term Financing No. 1 and the termination of associated interest rate derivatives, with the balance used for general corporate purposes, including the purchase of aviation assets.

In June 2012, our new five-year interest rate swap arrangement became effective for Securitization No. 2, resulting in a new fixed pay interest rate of 1.58%. The new swap arrangement provides a significant reduction in interest costs compared to the previous equivalent rate of 5.56% with estimated savings of approximately $30 million over the next twelve months. The new swap arrangement was structured to hedge approximately 75% of the expected debt balance of Securitization No. 2 and matures in June of 2017.

Also in April 2012, we delivered a new Airbus A330-200 aircraft on long-term lease to Virgin Australia Airlines, one of Australia’s leading carriers. Debt financing for this purchase was arranged and provided by The Bank of Tokyo – Mitsubishi UFJ, Ltd. (BTMU) and supported by a guarantee from Compagnie Française d’Assurance pour le Commerce Extérieur (COFACE), the French export credit agency. This debt bears interest at a fixed rate of 3.81% per annum and will be repaid over twelve years.

Common Dividend

On August 1, 2012, Aircastle’s Board of Directors declared a third quarter 2012 cash dividend on its common shares of $0.15 per share, payable on September 14, 2012 to shareholders of record on August 31, 2012.

Share Repurchase Authorization

On May 24, 2012 the Company’s Board of Directors authorized the repurchase of up to $50 million of the Company’s common shares. Under the program, the Company may purchase its common shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company’s common shares, trading volume and general market conditions. The Company may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate purchases of its common shares under this authorization.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, August 2, 2012 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (877) 857-6151 (from within the U.S. and Canada) or (719) 325-4940 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the “Aircastle Second Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Thursday, August 30, 2012 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “5002334.”

About Aircastle Limited

Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of June 30, 2012, Aircastle’s aircraft portfolio consisted of 155 aircraft on lease with 67 customers located in 36 countries.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle Limited’s expectations include, but are not limited to, significant capital markets disruption and volatility, and the significant contraction in the availability of bank financing which may adversely affect our continued ability to obtain additional capital to finance new investments or our working capital needs; volatility in the value of our aircraft; general economic conditions and business conditions affecting demand for aircraft and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions caused by political unrest in North Africa, the Middle East or elsewhere, uncertainties in the Eurozone arising from the sovereign debt crisis and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases; termination payments on our interest rate hedges; and other risks detailed from time to time in Aircastle Limited’s filings with the Securities and Exchange Commission (“SEC”), including as previously disclosed in Aircastle’s 2011 Annual Report on Form 10-K, and in our other filings with the SEC, press releases and other communications. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31, 2011	June 30, 2012
		(Unaudited)
ASSETS
Cash and cash equivalents	$295,522	$291,062
Accounts receivable	3,646	3,129
Restricted cash and cash equivalents	247,452	137,803
Restricted liquidity facility collateral	110,000	107,000
Flight equipment held for lease, net of accumulated depreciation of $981,932 and $1,094,244	4,387,986	4,604,493
Net investment in finance leases	—	90,024
Aircraft purchase deposits and progress payments	89,806	5,150
Other assets	90,047	162,876

Total assets	$5,224,459	$5,401,537

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings (including borrowings of ACS Ireland VIEs of $295,952 and $231,242, respectively)	$2,535,759	$1,924,435
Borrowings from unsecured financings	450,757	1,250,700
Accounts payable, accrued expenses and other liabilities	105,432	104,852
Lease rentals received in advance	46,105	48,061
Liquidity facility	110,000	107,000
Security deposits	83,037	82,032
Maintenance payments	347,122	349,125
Fair value of derivative liabilities	141,639	67,939

Total liabilities	3,819,851	3,934,144

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 72,258,472 shares issued and outstanding at December 31, 2011; and 72,249,408 shares issued and outstanding at June 30, 2012	723	722
Additional paid-in capital	1,400,090	1,400,443
Retained earnings	191,476	218,690
Accumulated other comprehensive loss	(187,681)	(152,462)

Total shareholders’ equity	1,404,608	1,467,393

Total liabilities and shareholders’ equity	$5,224,459	$5,401,537

Aircastle Limited and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Revenues:
Lease rental revenue	$143,355	$153,624	$284,471	$305,866

Amortization of lease premiums, discounts and lease incentives	(3,030)	2,044	(6,132)	446
Maintenance revenue	8,162	13,535	25,006	26,182

Total lease rentals	148,487	169,203	303,345	332,494
Other revenue	351	2,978	3,407	4,602

Total revenues	148,838	172,181	306,752	337,096

Expenses:
Depreciation	58,576	67,097	118,167	131,611
Interest, net	55,893	64,121	101,512	113,102
Selling, general and administrative (including non-cash share based payment expense of $1,178 and $929 for the three months ended, and $3,073 and $2,105 for the six months ended June 30, 2011 and 2012, respectively)	11,578	11,511	24,109	24,709
Impairment of Aircraft	5,200	10,111	5,200	10,111
Maintenance and other costs	3,369	5,243	6,899	8,017

Total expenses	134,616	158,083	255,887	287,550

Other income (expense):
Gain on sale of flight equipment	10,299	2,855	19,961	3,051
Other	323	717	(36)	604

Total other income (expense)	10,622	3,572	19,925	3,655

Income from continuing operations before income taxes	24,844	17,670	70,790	53,201
Income tax provision	1,535	1,346	4,804	4,275

Net income	$23,309	$16,324	$65,986	$48,926

Earnings per common share – Basic:
Net income per share	$0.30	$0.23	$0.84	$0.68

Earnings per common share – Diluted:
Net income per share	$0.30	$0.23	$0.84	$0.68

Dividends declared per share	$0.125	$0.150	$0.225	$0.300

Aircastle Limited and Subsidiaries

Consolidated Statements of Comprehensive Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012

Net income	$23,309	$16,324	$65,986	$48,926

Other comprehensive income, net of tax:
Net change in fair value of derivatives, net of tax expense of $128 and $139 for the three months ended, and $528 and $428 for the six months ended June 30, 2011 and 2012, respectively	578	5,799	24,046	22,282
Net derivative loss reclassified into earnings	5,391	8,866	8,226	12,937

Other comprehensive income	5,969	14,665	32,272	35,219

Total comprehensive income	$29,278	$30,989	$98,258	$84,145

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2012
Cash flows from operating activities:
Net income	$65,986	$48,926
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	118,167	131,611
Amortization of deferred financing costs	9,417	7,691
Amortization of net lease discounts and lease incentives	6,132	(446)
Deferred income taxes	2,712	2,457
Non-cash share based payment expense	3,073	2,105
Cash flow hedges reclassified into earnings	8,226	12,937
Ineffective portion of cash flow hedges	(598)	366
Security deposits and maintenance payments included in earnings	(25,282)	(25,818)
Gain on sale of flight equipment	(19,961)	(3,051)
Impairment of Aircraft	5,200	10,111
Other	566	(1,222)
Changes in certain assets and liabilities:
Accounts receivable	(1,366)	(4,434)
Restricted cash and cash equivalents related to operating activities	9,379	—
Other assets	(1,276)	(1,970)
Accounts payable, accrued expenses and other liabilities	(11,861)	12,183
Lease rentals received in advance	(5,231)	662

Net cash provided by operating activities	163,283	192,108

Cash flows from investing activities:
Acquisition and improvement of flight equipment and lease incentives	(196,132)	(324,831)
Proceeds from sale of flight equipment	151,577	36,013
Restricted cash and cash equivalents related to sale of flight equipment	—	4,762
Aircraft purchase deposits and progress payments	(76,897)	(23,955)
Net investment in finance leases	—	(91,500)
Collections on finance leases	—	1,476
Purchase of debt investment	—	(43,626)
Principal repayments on debt investment	—	3,245
Other	(10)	(126)

Net cash used in investing activities	(121,462)	(438,542)

Cash flows from financing activities:
Repurchase of shares	(61,403)	(2,129)
Proceeds from term debt financings	230,333	877,100
Securitization and term debt financing repayments	(252,912)	(688,424)
Deferred financing costs	(11,253)	(17,710)
Restricted secured liquidity facility collateral	(37,000)	3,000
Secured liquidity facility collateral	37,000	(3,000)
Restricted cash and cash equivalents related to financing activities	(3,572)	104,887
Security deposits received	10,317	8,310
Security deposits returned	(7,764)	(3,067)
Maintenance payments received	57,571	62,496
Maintenance payments returned	(43,257)	(27,020)
Payments for terminated cash flow hedges	—	(50,757)
Dividends paid	(15,821)	(21,712)

Net cash (used in) provided by financing activities	(97,761)	241,974

Net increase (decrease) in cash and cash equivalents	(55,940)	(4,460)
Cash and cash equivalents at beginning of period	239,957	295,522

Cash and cash equivalents at end of period	$184,017	$291,062

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
	(Dollars in thousands)
Revenues	$148,838	$172,181	$306,752	$337,096

EBITDA	$142,343	$146,844	$296,601	$297,468

Adjusted Net Income	$32,120	$25,756	$76,576	$58,128

Adjusted net income allocable to common shares	$31,694	$25,546	$75,640	$57,638
Per common share – Basic	$0.42	$0.36	$0.98	$0.80
Per common share – Diluted	$0.42	$0.36	$0.98	$0.80

Basic common shares outstanding	75,701	71,723	77,235	71,710
Diluted common shares outstanding	75,701	71,723	77,235	71,710

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
	(Dollars in thousands)
Net income	$23,309	$16,324	$65,986	$48,926
Depreciation	58,576	67,097	118,167	131,611
Amortization of net lease discounts and lease incentives	3,030	(2,044)	6,132	(446)
Interest, net	55,893	64,121	101,512	113,102
Income tax provision	1,535	1,346	4,804	4,275

EBITDA	$142,343	$146,844	$296,601	$297,468

We define EBITDA as income from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful in identifying trends in our performance. Using EBITDA assists us in comparing our operating performance on a consistent basis by removing the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
	(Dollars in thousands)
Net income	$23,309	$16,324	$65,986	$48,926
Ineffective portion and termination of hedges(1)	1,724	1,885	1,249	366
Mark to market of interest rate derivative contracts(2)	257	(712)	616	(599)
Loan termination payment(1)	3,196	—	3,196	—
Write-off of deferred financing fees(1)	2,456	2,914	2,456	2,914
Stock compensation expense(3)	1,178	929	3,073	2,105
Term Financing No. 1 hedge loss amortization charges(1)	—	4,416	—	4,416

Adjusted net income	$32,120	$25,756	$76,576	$58,128

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Beginning with the quarter ended March 31, 2012, management, to be more consistent with reporting practices of peer aircraft leasing companies, has revised the calculation of Adjusted Net Income (“ANI”) to no longer exclude gains (losses) on sales of assets, and to exclude non-cash share based payment expense in the calculation of ANI. Beginning with our Quarterly Report for the quarter ended June 30, 2012, we also excluded Term Financing No. 1 hedge loss amortization charges which will be reported in Interest, net on our consolidated statement of income from the calculation of ANI. The calculation of ANI for the three months ended June 30, 2011 has been revised to be comparable with the current period presentation.

Management believes that ANI, when viewed in conjunction with the Company’s results under GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting and non-cash share based compensation. However, ANI is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2012		Six Months Ended June 30, 2012
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares:
Common shares outstanding – Basic	71,723	99.19%	71,710	99.16%
Unvested restricted common shares	589	.81%	610	.84%

Total weighted-average shares outstanding	72,312	100.00%	72,320	100.00%

Net income allocation
Net income	$16,324	100.00%	$48,926	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(133)	(.81%)	(412)	(.84%)

Earnings available to common shares	$16,191	99.19%	$48,514	99.16%

Adjusted net income allocation
Adjusted net income	$25,756	100.00%	$58,128	100.00%
Amounts allocated to unvested restricted shares	(210)	(.81%)	(490)	(.84%)

Amounts allocated to common shares	$25,546	99.19%	$57,638	99.16%

(1)	The Company had no dilutive common share equivalents for the periods presented.
(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares:
Common shares outstanding – Basic	75,701	98.67%	77,235	98.78%
Unvested restricted common shares	1,018	1.33%	956	1.22%

Total weighted-average shares outstanding	76,719	100.00%	78,191	100.00%

Net income allocation
Net income	$23,309	100.00%	$65,986	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(309)	(1.33%)	(807)	(1.22%)

Earnings available to common shares	$23,000	98.67%	$65,179	98.78%

Adjusted net income allocation
Adjusted net income	$32,120	100.00%	$76,576	100.00%
Amounts allocated to unvested restricted shares	(426)	(1.33%)	(936)	(1.22%)

Amounts allocated to common shares	$31,694	98.67%	$75,640	98.78%

(1)	The Company had no dilutive common share equivalents for the periods presented.
(2)	Percentages rounded to two decimal places.